UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 6, 2011

NEVADA PROPERTY 1 LLC

(Exact name of registrant as specified in its charter)

Delaware	000-53938	27-1695189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3708 Las Vegas Boulevard South Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 698-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2011, Nevada Property 1 LLC (the “Company”) entered into a three year employment agreement (the “Agreement”) with Thomas J. McCartney. Under the terms of the Agreement, Mr. McCartney, age 59, will join the Company in the position of Chief Operating Officer, subject to required regulatory approval, starting on January 1, 2012. Mr. McCartney will be primarily responsible for all hotel, food & beverage and gaming operations of the Company under this Agreement. Mr. McCartney will be reporting to Mr. John Unwin, Chief Executive Officer.

Mr. McCartney served as the President and Chief Operating Officer of the Tropicana Hotel & Casino in Las Vegas, Nevada, from December 2009 to October 2011. Prior to this position, Mr. McCartney served as President and Chief Executive Officer of Planet Hollywood Resort and Casino in Las Vegas from January 2009 until December 2009. Prior to joining Planet Hollywood Resort and Casino, Mr. McCartney served in various leadership roles at MGM MIRAGE from 1996 until January 2009, most recently as an executive vice president of Luxor Hotel and Casino in Las Vegas, from March 2004 until January 2009. Mr. McCartney received an associate degree in Hotel Management from Teikyo Post University in Waterbury, Connecticut.

Under the terms of the Agreement, Mr. McCartney will receive an annual base salary of $600,000 in 2012 and will be eligible for an annual performance based cash incentive equivalent to 50% of his base salary. Mr. McCartney shall receive a severance of 6 months base salary should his Agreement be terminated without cause during the first year after the commencement date of his employment with the Company. He shall receive a severance of 9 months base salary should his Agreement be terminated without cause during years two (2) or three (3) of his employment with the Company. All other benefits provided to Mr. McCartney are in accordance with the standard plan in place for similarly situated executives of the Company.

There is no arrangement or understanding between Mr. McCartney and any other persons pursuant to which Mr. McCartney was selected as the Chief Operating Officer of the Company. Mr. McCartney does not have any family relationship with any of the directors and executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA PROPERTY 1 LLC

Date: December 12, 2011

	By:	/s/ John Unwin
John Unwin
Chief Executive Officer